FCA Official Amendment to paragraph 5 of the Annex to HSBC Holdings plc Direction dated 7th July 2020 This letter is an amendment to paragraph 5 of the Annex issued with the FCA Direction to HSBC Holdings plc. The remaining paragraphs within the Annex remain unchanged. Amended paragraph: 5. have a Group MLRO and ensure that the Group MLRO: a. occupies a full-time position the responsibilities of which focus particularly on HSBC Group’s compliance with global AML / sanctions / terrorist financing / proliferation financing requirements b. is an FCA approved person and meets the requirements of the applicable Senior Managers and Certification Regime; c. is empowered by the Board of Holdings to ensure that the policies, controls and procedures relating to AML / sanctions / terrorist financing / proliferation financing are robust, adequate and effective and where necessary to issue direction for their improvement; d. reports at least annually to the Board of Holdings on the effectiveness of HSBC’s AML / sanctions / terrorist financing / proliferation financing policies, controls and procedures including to the capabilities and expertise of the relevant Financial Crime Compliance teams across the HSBC Group.